Exhibit 3

PRIVATE & CONFIDENTIAL

SHAREHOLDER AND VOTING UNDERTAKING

To:

Skandinaviska Enskilda Banken AB (publ)

SE-106 40 STOCKHOLM

SWEDEN

Volvo Car AB

Avd 50090, HB3s

SE-405 31 GÖTEBORG

SWEDEN

Shareholder and Voting Undertaking – PSD Investment Limited

1.	Background

As announced in its interim report for the fourth quarter of 2023, Volvo Car AB, reg. no. 556810-8988, ("Volvo Cars" or the "Company"), is evaluating a potential adjustment to its shareholding in Polestar Automotive Holding UK PLC ("Polestar"), including a distribution of all or part of its freely transferable class A shares in Polestar to Volvo Cars' shareholders. The shares of Polestar are traded on Nasdaq New York through American Depository Shares ("ADSs").

We, PSD Investment Limited, have been informed, on a strictly confidential basis, that the Company intends to announce its intention to carry out the distribution of its ADSs through an automatic redemption procedure, whereby the Company carries out a 2:1 share split where each share held by the Company's shareholders will entitle them to one (1) ordinary Class B share and one (1) redemption share. The redemption shares will be traded on Nasdaq Stockholm for a period of 3 weeks, after which the Company will redeem the redemption shares, whereby each holder of redemption shares will receive a corresponding number of Swedish Depository Receipts (Sw. svenska depåbevis, the "SDRs") representing the ADSs held by the Company subject to the distribution.

Under the SDR program, which will be maintained for a limited period of time only and for no longer than three (3) calendar months from the issuance of the SDRs (i.e., from the date the SDRs are booked on Volvo Cars shareholders' accounts), holders of SDRs will be able to convert their SDRs to ADSs. In order to distribute the ADSs in Polestar allocated to the Company's shareholders, the Company has requested Skandinaviska Enskilda Banken AB (publ) ("SEB") and SEB has agreed (i) to hold in safe custody the ADSs on behalf of the shareholders of the Company, (ii) to issue SDRs representing the relevant number of ADSs to the Company's shareholders and (iii) upon request by the SDR holders, convert their SDRs into a corresponding number of ADSs. The distribution of the relevant ADSs, by way of redemption shares and SDRs, to the Company's shareholders as described above will be subject to resolution by an annual general meeting in the Company to be held on 26 March 2024 (the "AGM").

For the purpose of this undertaking (this "Undertaking"), the above described distribution of ADSs to Volvo Cars' shareholders, through redemption shares and SDRs, is referred to as the "Transaction" and any references to ADSs or ADS holder in Polestar shall have the same meaning as shares or shareholder in Polestar and vice versa.

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PRIVATE & CONFIDENTIAL

2.	Undertaking and reliance

In view of the background set forth in Section 1, for the benefit of SEB and the Company, we, the undersigned shareholder of Polestar, hereby confirm and agree as follows:

(a)	We hereby warrant and represent that, as per the date of this Undertaking, we own directly and/or indirectly 828,013,737 Class B shares in Polestar. Until the expiration of the SDR program, we undertake (a) to own such number of ADS and/or shares in Polestar (the “Holding”) which, together with holdings of ADSs and/or shares in Polestar by other companies directly or indirectly controlled by Eric Li, at all times constitute a majority of the votes in Polestar, and (b) to not deprive ourselves of the voting rights in respect of each Corporate Event (as defined below) attached to the Holding (other than through this Undertaking).

(b)	During the duration of the SDR program as set out above, we hereby irrevocably and unconditionally undertake, solely in relation to our Holding and not for the avoidance of doubt through other means, to (1) not propose, initiate or resolve upon any of the following resolutions or proposals by the Board of Directors or the shareholders of Polestar which, for any reason, may have a corresponding effect for the holders of ADSs (each referred to as a "Corporate Event"): (a) dividends of any kind, (b) new issues of shares, convertibles, warrants or other rights or securities in Polestar, in each case issued with pre-emptive rights for Polestar's shareholders, (2) not propose, initiate or resolve upon, any summoning for general meetings of the shareholders of Polestar in which any Corporate Event would be discussed or resolved upon (it being noted, for the sake of clarity, that an annual general meeting in Polestar will be summoned to be held before 1 July 2024, however, not to discuss or resolve upon any Corporate Event).

(c)	In the event that a general meeting of the shareholders of Polestar is summoned to discuss or resolve upon any Corporate Event during the duration of the SDR program set out above, we hereby irrevocably and unconditionally undertake (without any rights of withdrawal from this undertaking), to (1)(a) ensure that the Holding is registered in Polestar's share register or ADS register to enable us (or any person acting on our instruction) to participate and vote at the general meeting, (1)(b) notify our (or any person acting on our instruction)'s participation at the general meeting in accordance with the instructions set out in the notice to the general meeting and otherwise in accordance with applicable law and other regulations, (2) cast all the votes attached to the Holding or procure that all of such votes are cast at the general meeting, against all of the proposals and resolutions relating to any Corporate Event.

(d)	We hereby acknowledge that our commitments and obligations in this Undertaking shall not entitle us to any commission or consideration.

(e)	We hereby represent and warrant that, as per the date of this Undertaking,

(i)	we have the corporate power and authority to enter into and perform our obligations under this Undertaking;

(ii)	no consents or approvals of or filings with any governmental or other regulatory body are required for us to enter into this Undertaking or to fulfil any of our undertakings set forth herein;

(iii)	our undertakings herein will not violate any applicable law or regulation.

(f)	Except for losses, damages, expenses and claims caused by or resulting from the wilful misfeasance, bad faith or gross negligence of SEB, we hereby agree to indemnify and hold SEB harmless from and against any and all liabilities, losses, damages and expenses of any nature, including reasonable attorneys' fees, which SEB may suffer as a result of any claim, made against SEB but only to the extent the foregoing arises from a breach by us of our obligations under this Undertaking.

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PRIVATE & CONFIDENTIAL

(g)	We hereby acknowledge and understand that SEB and each of its representatives are entitled to rely and will rely upon the truth and accuracy of the undertakings contained herein, and have the benefit of the provisions herein as if it was a party hereto.

3.	Confidentiality

The undersigned is aware of that the information referred to by, and the contents of, this Undertaking and related documents may constitute "material non-public information" (within the meaning of US law and regulation) and/or "Inside information" as defined in Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014 on market abuse (the Market Abuse Regulation) and in the Swedish Market Abuse Penalties Act (SFS 2016:1307) (by reference to the Market Abuse Regulation) and the undersigned agrees to keep the contents hereof confidential until such information has been publicly announced by the Company or by Polestar. The undersigned will, and will procure that representatives of the undersigned, complies with all applicable insider and other securities laws in connection with the contents of this Undertaking and related documents.

This Undertaking may be described in documents prepared or otherwise used in connection with the Transaction.

The obligations set forth in this Section 3 shall survive the termination of this Undertaking and the succession or substitution of any indemnified person.

4.	Termination

This Undertaking shall be valid and binding with full force and effect from the date hereof and shall automatically expire upon expiration of the SDR program.

The obligations set forth in Section 2 (f) shall survive termination of this Undertaking and the succession or substitution of SEB.

5.	Disputes and Governing Law

This Undertaking, including this arbitration clause, shall be governed by and construed in accordance with Swedish substantive law. Any dispute, controversy or claim arising out of, or in connection with, this Undertaking, or the breach, termination or invalidity of any provisions of it, shall be settled by arbitration in accordance with the Arbitration Rules of the SCC Arbitration Institute (the "Institute"). The arbitral tribunal shall consist of three arbitrators. The seat of arbitration shall be Stockholm, Sweden. The language to be used in all written submissions to the tribunal as well as during all of the proceedings shall be English or, if all parties involved in the arbitration so agree, in Swedish.

The parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. The confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of all parties hereto. This notwithstanding, a party shall not be prevented from disclosing such information if the party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange rules or similar.

______________________________

[Signature page follow]

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PRIVATE & CONFIDENTIAL

Yours sincerely,

Date: 27 February 2024 PSD Investment limited

/s/Shufu Li
By: Shufu Li

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